Exhibit 99.1

Impact Biomedical Inc. and Zoar Limited Announce SEC Declaration of Effectiveness of Form F-4 Registration Statement, Marking Major Milestone Toward Closing of Proposed Business Combination

Special meeting of Impact Biomedical stockholders to approve the proposed Business Combination scheduled for November 13, 2026, at 10:00 a.m. Eastern Standard Time

Upon closing, the combined company is expected to operate as Zoar Limited and trade on NYSE American under the ticker symbol “ZOAR,” subject to listing approval

HOUSTON, Texas, November 02, 2026 — Impact Biomedical Inc. (NYSE American: IBO) (“Impact” or the “Company”) and Zoar Limited (f/k/a Dr. Ashley’s Limited) (“PubCo”) announced that the U.S. Securities and Exchange Commission (“SEC”) declared effective on October 23, 2026, PubCo’s registration statement on Form F-4 (the “Registration Statement”) in connection with the previously announced business combination involving Impact, PubCo and Zoar Labs Limited (f/k/a Dr. Ashley’s Bio Labs Limited) (“Zoar Labs”) (the “Business Combination”). The effectiveness of the Registration Statement marks another substantial step toward completion of the Business Combination.

“Effectiveness of the Form F-4 marks an important milestone as we advance toward completing our business combination with Zoar,” said Frank D. Heuszel, Chief Executive Officer of Impact. “We have moved from the registration process to a scheduled stockholder vote, marking another substantial step in bringing this transaction to completion. We are excited about the combined company’s prospects and look forward to this next important stage.”

Upon closing, the Business Combination is expected to result in a pharmaceutical company focused on the development and supply of active pharmaceutical ingredients and intermediates for special therapeutic treatment areas.

Impact’s special meeting of stockholders is scheduled for November 13, 2026, at 10:00 a.m. Eastern Standard Time. At the meeting, stockholders will vote on, among other matters, a proposal to approve and adopt the Merger and Share Exchange Agreement and the Business Combination contemplated thereby, as more fully described in the definitive proxy statement/prospectus. The Company commenced mailing the definitive proxy statement/prospectus and related proxy materials to stockholders on October 23, 2026.

Stockholders are encouraged to review the definitive proxy statement/prospectus carefully and vote promptly using the instructions provided in their proxy materials.

Completion of the Business Combination remains subject to approval by Impact’s stockholders, approval for listing PubCo’s ordinary shares on NYSE American, and the satisfaction or waiver, as applicable, of the other closing conditions set forth in the Merger and Share Exchange Agreement. There can be no assurance that the Business Combination will be completed on any particular timetable or at all.

Additional Information and Where to Find It

In connection with the proposed Business Combination, PubCo has filed with the SEC the Registration Statement, which includes Impact’s definitive proxy statement and PubCo’s prospectus (the “Proxy Statement/Prospectus”). The Registration Statement was declared effective on October 23, 2026, and Impact commenced mailing the definitive Proxy Statement/Prospectus and related proxy materials to its stockholders on the same date. Impact may also file other relevant documents regarding the Business Combination with the SEC.

IMPACT STOCKHOLDERS AND OTHER INTERESTED PERSONS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT/PROSPECTUS, INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO, AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT IMPACT, ZOAR LABS, PUBCO AND THE BUSINESS COMBINATION.

Stockholders may obtain copies of the definitive Proxy Statement/Prospectus and other documents filed with the SEC, without charge, at the SEC’s website at www.sec.gov or by directing a request to Impact’s Chief Executive Officer at 275 Wiregrass Pkwy, West Henrietta, NY 14586.

Participants in the Solicitation

Impact, PubCo, Zoar Labs, and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from Impact stockholders in connection with the proposed Business Combination. Information about Impact’s directors and executive officers is set forth in Impact’s filings with the SEC. Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the Registration Statement and the definitive Proxy Statement/Prospectus included therein.

About Zoar Limited

Zoar Limited is a global pharmaceutical company focused on the development and manufacturing of active pharmaceutical ingredients and orphan drugs and provides contract development and manufacturing services to pharmaceutical and biotechnology companies worldwide. To date, Zoar Limited has shipped more than 85 pharmaceutical products to customers in 35 countries.

About Impact Biomedical Inc.

Impact Biomedical Inc. discovers, confirms, and patents unique science and technologies which can be developed into new offerings in biopharmaceuticals and consumer healthcare and wellness in collaboration with external partners through research, licensing, co-development, joint ventures, and other relationships.

Safe Harbor Disclosure

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding the proposed Business Combination, remaining conditions to closing, the anticipated listing and trading of PubCo shares under the ticker symbol “ZOAR,” and the anticipated business and prospects of the combined company. These statements are subject to risks and uncertainties that may cause actual results or events to differ materially from those projected, including the risk that Impact stockholders do not approve the transaction, that NYSE American does not approve the listing of PubCo shares, that other closing conditions are not satisfied or waived, that the Merger and Share Exchange Agreement is terminated, or that the anticipated benefits of the Business Combination are not realized. Additional risks are described in the definitive Proxy Statement/Prospectus and other relevant filings with the SEC. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release.

No Offer or Solicitation

This press release is not a proxy statement or solicitation of a proxy, consent, or authorization with respect to any securities or in respect of the proposed transaction and does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Investor Relations

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www.impactbiomedinc.com